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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 27, 2007

MEDirect Latino, Inc.
(Exact name of small business issuer as specified in its charter)

Florida	000-51795	20-1327083
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 West Atlantic Boulevard, Suite 101, Pompano Beach, FL 33069
(Address of principal executive offices)

954-321-3540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item: 8.01 Other Events

The Company has received a request from a Medicare program safeguard contractor to produce medical and other ordering and shipping records for thirty Company customers that received diabetic testing supplies and/or home medical equipment over the last several years.  The Company has no information indicating that it is the target or subject of any governmental investigation at this time.  In connection with the collection of medical records and other information required to be furnished in the request by the program contractor, the Company identified a material number of files in which the required Medicare ordering documentation is not complete or is missing.

Based upon the preliminary findings of the thirty files initially reviewed, the Company has initiated an internal investigation beyond the thirty records requested by the Medicare program safeguard contractor.  The investigation is being supervised by a Special Investigation Committee made up of independent members of the Board of Directors.  If a material percentage of document deficiencies is found by the internal investigation, the Company may be required to refund amounts previously paid to it by Medicare or to self-disclose its findings to the appropriate federal authorities.

The total amount of any refunds cannot be quantified at this time, but, given the Company’s current financial situation, any significant refunds due to Medicare could have material adverse effect on the Company and/or its operations.  In addition, any material Medicare recovery against the Company may adversely impact the Company’s ability to participate in the Medicare DMEPOS competitive bidding authority implementation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDirect Latino, Inc.

Dated: September 27, 2007	By:	/s/ Charles W. Hansen III
Charles W. Hansen III
CEO